Exhibit 99.1

Who's Your Daddy Announces Record Revenues for Second Quarter 2007
Tuesday July 3, 8:30 am ET

Company Forecasts 50% Quarterly Growth in Q3

SAN DIEGO, CA--(MARKET WIRE)--Jul 3, 2007 -- Who's Your Daddy, Inc. (OTC BB:WYDY.OB - News), a brand management company focused on the marketing, sales, production, and distribution of Who's Your Daddy® "King of Energy(TM)" drinks, today announced the company expects to report record revenues for the second quarter ended June 30, 2007.

Net revenues for the second quarter exceeded $800,000, or an increase of over 384% from the same period a year earlier, and increased over 498% from the first quarter of 2007.

Edon Moyal, CEO of Who's Your Daddy, stated, "The Company's expected second quarter revenues reflect continued strong sales of the company's entire line of 'King of Energy' drinks, the aggressive expansion of the company's distribution network to 40 distributors in 19 states, key additions to our sales team, as well as new strategic packaging such the 'bag in the box,' which opens up restaurants and bars to our products."

About Who's Your Daddy, Inc.

Who's Your Daddy, Inc. is a brand management company focused on the marketing, production and distribution of the "Who's Your Daddy®" "King of Energy(TM)" line of beverages for the rapidly growing $4.9 billion U.S. energy drink market. Both our unique cranberry-pineapple and green tea flavors are available in regular and diet versions. Who's Your Daddy, Inc. plans to use the edge, energy and humor behind the "Who's Your Daddy®" brand to expand its presence in the beverage market and beyond. We currently hold trademarks for a variety of products worldwide. Who's Your Daddy, Inc. stock is traded publicly under the "WYDY" ticker symbol. For more information, go to (www.whosyourdaddyinc.com; www.kingofenergy.com)

This document contains "forward-looking statements" related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties which could adversely or positively affect our future results include: consumer tastes, availability of production, liquidity, general economic conditions, and the activities of competitors. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements

Contact:
Contact:
Who's Your Daddy, Inc.
Dan Fleyshman
President
760-538-5470
 Email Contact

Source: Who's Your Daddy, Inc.